Exhibit 21.1

List of subsidiaries of the Registrant

Name	Place of Incorporation
Santander Consumo, S.A. de C.V. SOFOMER. E.R.	Mexico
Santander Vivienda, S.A. de C.V. SOFOM. E.R.	Mexico
Centro de Capacitación Santander, A.C. (formerly Instituto Santander Serfin, A.C.)	Mexico
Banco Santander, S.A., Fideicomiso 100740	Mexico
Fideicomiso GFSSLPT, Banco Santander, S.A.	Mexico
Santander Servicios Corporativos, S.A. de C.V.	Mexico
Santander Servicios Especializados, S.A. de C.V.	Mexico
Santander Inclusión Financiera, S.A. de C.V., SOFOM, E.R.	Mexico